Exhibit 99.1

FOR IMMEDIATE RELEASE: November 14, 2006

CONTACT:	Donald W. Jewell	Patrick W. Hurley
	Chief Executive Officer	Chief Financial Officer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC. REPORTS FIRST QUARTER UNAUDITED RESULTS

Denver, Colorado - November 14, 2006 - Sport-Haley, Inc. (NASDAQ NMS: SPOR) (the “Company”) today announced the results of its operations for the first quarter of its 2007 fiscal year.

Net sales for the three months ended September 30, 2006, were $4,673,000, an increase of $662,000, or 17%, from net sales of $4,011,000 for the comparable period in the prior fiscal year. The comparative increase was primarily due to sales of branded apparel during the three months ended September 30, 2006. We began distributing branded apparel in March 2006. Net sales of SPORT HALEY® apparel collections were $1,306,000 and $1,482,000 for the three months ended September 30, 2006 and 2005, respectively. Net sales of Ben Hogan® apparel collections were $2,048,000 and $2,349,000 for the three months ended September 30, 2006 and 2005, respectively. Net sales of Top-Flite® branded apparel were $1,185,000 for the three months ended September 30, 2006, comprised of sales to Wal-Mart of $1,000,000 and sales of $185,000 to other markets for the disposition of our remaining branded apparel inventories.

Gross margin with respect to net sales of SPORT HALEY® and Ben Hogan® fashion golf apparel was 34% for the three months ended September 30, 2006, and was 33% for the three months ended September 30, 2005, respectively. Gross margin with respect to net sales of Top-Flite® branded apparel for the three months ended September 30, 2006, was 25%, a substantial improvement from the margins attained on net sales of branded golf apparel in recent prior periods.

As a percentage of net sales, selling, general and administrative expenses with regard to the fashion apparel segment were approximately 45% and 43% for the three-month periods ended September 30, 2006 and 2005, respectively. As a percentage of net sales, selling, general and administrative expenses with regard to the branded apparel segment were 12% for the three months ended September 30, 2006.

Net loss for the three months ended September 30, 2006, was ($397,000), a difference of $131,000, or 25%, as compared with the net loss of ($528,000) for the same period in the prior fiscal year. Both the basic and diluted losses per share were ($0.14) for the quarter ended September 30, 2006. Both the basic and diluted losses per share were ($0.20) for the same quarter in the prior fiscal year.

Sport-Haley, Inc. designs, purchases, contracts for the manufacture of, markets and distributes women’s and men’s fashion golf apparel and outerwear under the SPORT HALEY® and Ben Hogan® labels. The fashion golf apparel collections, known for their innovative designs, quality fabrics, generous fits and classic styles, are primarily marketed in the premium and mid-priced markets, through a network of independent sales representatives and distributors, to golf professional shops, country clubs, resorts and exclusive department stores within the United States and by certain distributors within international markets. Reserve Apparel Group LLC designs, purchases, contracts for the manufacture of, markets and distributes branded golf apparel and outerwear under the Top-Flite® label. Ben Hogan® fashion apparel and Top-Flite® branded apparel are distributed pursuant to a licensing agreement with Callaway Golf Company.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may”, “will”, “expect”, “anticipate”, “continue”, “estimate”, “project”, “intend”, “believe”, and similar expressions, variations or the negative of these words, and any statement regarding possible or assumed future results of operations of our business, the markets for our products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. The reader should be aware that our actual results could differ materially from those contained in forward-looking statements. Our financial condition and the results of our operations will depend on a number of factors, including, but not limited to, the following: our ability to successfully anticipate fashion trends, design favorably accepted fashion golf apparel, effectively advertise and communicate within the marketplace, and penetrate our chosen distribution channels; competition within golf apparel markets; business conditions and growth in the fashion golf apparel market and the general economy; our ability to successfully forecast sales and optimize inventory levels; our ability to successfully manage risks associated with the trend of an increasing relative percentage of sales with respect to licensed apparel, such as the Ben Hogan® apparel collections; establishing markets for our Top-Flite® apparel which provide the annual sales amount required by Callaway to satisfy the minimum royalty payments due in accordance with the license agreement for Top-Flite® apparel; loss of certain third party suppliers, and/or delays in receiving garments from third party suppliers caused by various factors, including lost or reduced manufacturing capacity or significant suppliers, labor shortages, timely performance of third parties, transportation difficulties, and others; significant delays in deliveries from third party suppliers; unsatisfactory recourse with regard to nonconforming goods received from foreign suppliers; political and international trade relations; changes in international trade quota systems for apparel; significant reliance upon several individual foreign suppliers; reliance upon a certain foreign person responsible for maintaining relationships with and monitoring the performance of certain of our significant foreign suppliers; consumer spending on golf apparel; general global economic and political conditions resulting from threats or acts of war or terrorism and responses thereto; access to capital; maintaining satisfactory relationships with commercial banking institutions; establishing controls with regard to and maintaining the integrity of technology and information systems; and, reliance upon executive officers and key employees. Additional information on these and other factors that could affect our financial results is included in the discussion below and in our Form 10-K for the year ended June 30, 2006. There may be other factors not mentioned above, in the discussion below or included in our Securities and Exchange Commission filings that may cause actual results to differ materially from any forward-looking statements. The reader should not place undue reliance on any forward-looking statements. Neither the Company nor any of its corporate officers or key employees assumes any obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

SPORT-HALEY, INC.
Unaudited Financial Information

	Three Months Ended
	September 30,
	2006	2005
Statements of Income Data:
Net sales	$4,673,000	$4,011,000
Gross profit	1,502,000	1,305,000
Total other operating costs	1,931,000	1,887,000
Loss from operations	(429,000)	(582,000)
Net loss	(397,000)	(528,000)
Basic loss per common share	($0.14)	($0.20)
Basic average weighted shares outstanding	2,770,000	2,685,000

	Three Months Ended
	September 30,
	2006	2005
Balance Sheets Data:
Current assets	$15,474,000	$16,262,000
Total assets	16,285,000	17,083,000
Current liabilities	1,667,000	1,488,000
Long-term liabilities	—	—
Stockholders’ equity	14,618,000	15,595,000

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